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EXHIBIT 23.2

Consent of Independent Auditors

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-4 and related Prospectus of Wellpoint Health Networks, Inc. for the acquisition of Cobalt Corporation and the related issuance of additional shares of Wellpoint Health Networks Inc. common stock and to the incorporation by reference therein of our report dated February 11, 2003, with respect to the consolidated financial statements and schedules of Cobalt Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Milwaukee, Wisconsin June 30, 2003

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  EXHIBIT 23.2